Exhibit 3.1(u)(i)

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                            ARTICLES OF INCORPORATION

                        OF L.M.S. DEVELOPMENT CORPORATION


               We, the undersigned incorporators desiring to form a corporation under the laws of the State of Arizona, adopt the following Articles of Incorporation.

                                    ARTICLE I
                                    ----------

               The name of the corporation shall be:
                         L.M.S. DEVELOPMENT CORPORATION

                                   ARTICLE II
                                   -----------

               The incorporators of the corporation are: Larry M. Senderhauf, 3333 East Camelback Road, #212, Phoenix, Arizona 85018 and Elizabeth S. Senderhauf, 3333 East Camelback Road, #212, Phoenix, Arizona 85018. All powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission for filing.

                                   ARTICLE III
                                   ------------

               The corporation initially intends to conduct the business of operating check cashing stores.

                                   ARTICLE IV
                                   -----------

               The purpose for which this corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona as they may be amended from time to time.


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                                    ARTICLE V
                                    ----------
               The total authorized shares of the corporation shall be One Million (1,000,000) common shares, no par value per share.
               The shares of this corporation may be issued for cash services or property, upon such conditions and terms as may be determined by the Board of directors, who shall have full power and authority to fix the value of the property or services for which shares may be issued and whose valuations shall be conclusive and the shares so issued shall be fully paid and non-assessable.
               The Board of Directors may from time to time cause the corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the corporation.

                                   ARTICLE VI
                                   -----------

               The affairs of the corporation shall be conducted by a Board of Directors, the number of which shall be determined at the annual meeting of the shareholders in the manner specified in the By-Laws of the corporation. Directors shall be elected at the annual meeting of the shareholders to be held at such time as may be provided in the By-Laws of the corporation, and such Directors shall serve until their successors are elected and qualified. The following persons shall comprise the initial Board of Directors, who shall serve until their successors are

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     elected and qualified:  Larry M. Senderhauf, 3333 East Camelback Road,
     #212, Phoenix, Arizona 85018 and Elizabeth S. Senderhauf, 3333 East Camelback Road, #212, Phoenix, Arizona 85018.

                                   ARTICLE VII
                                   ------------

               The private property of the shareholders, directors and officers of this corporation shall be forever exempt from corporate debts and liabilities.

                                  ARTICLE VIII
                                  -------------

               EWB, Inc., an Arizona corporation, with offices at 4722 North 24th Street, Court Two, Suite 350, Phoenix, Arizona, 85016, is hereby appointed the initial statutory agent of the corporation. The Board of Directors of this corporation may revoke this appointment of agent at any time and shall have power to fill any vacancy in such position.

               IN WITNESS WHEREOF the incorporators have hereunto set their hands this 8th day of January, 1988.
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                                   /s/ Larry M. Senderhauf
                                   ----------------------------------------
                                   Larry M. Senderhauf



                                   /s/ Elizabeth S. Senderhauf
                                   ----------------------------------------
                                   Elizabeth S. Senderhauf




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